   As filed with the Securities and Exchange Commission on March 19, 2001
                                                     Registration No. 333-54084

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Pre-Effective
                                   Amendment
                                    No.1 to

                                   Form S-3

            Registration Statement Under the Securities Act of 1933

                              SAFLINK Corporation
            (Exact name of registrant as specified in its charter)

                   Delaware                                      95-4346070
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                     Identification Number)

                       18650 N.E. 67th Court, Suite 210
                               Redmond, WA 98052
                                (425) 881-6766
              (Address, including zip code and telephone number,
       including area code of Registrant's principal executive offices)

                              Jeffrey P. Anthony
                              SAFLINK Corporation
                       18650 N.E. 67th Court, Suite 210
                               Redmond, WA 98052
                                (425) 881-6766
           (Name, address, including zip code and telephone number,
                  including area code, of agent for service)

                               ----------------

                                  Copies to:
                              Thomas J. Egan, Jr.
                               Baker & McKenzie
                         815 Connecticut Avenue, N.W.
                             Washington, DC 20006

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

      Subject to completion, preliminary prospectus dated March 19, 2001

Prospectus

                               13,010,706 shares

                              SAFLINK CORPORATION

                                  Common Stock

  The stockholders of SAFLINK Corporation listed on page 6 may offer and sell an aggregate of 13,010,706 shares of our common stock under this prospectus. Of these shares, 737,500 shares of common stock are issuable upon the exercise of warrants to purchase common stock. The selling stockholders may offer and sell the common stock in the over-the-counter market, in block trades or other types of transactions, at prevailing market prices, or at privately negotiated prices.

  We will not receive any proceeds from the sale of the common stock. We will receive $1,366,250 if the warrants are fully exercised, subject to changes in the exercise price of such warrants resulting from the anti-dilution provisions of the warrants or modifications in the exercise price of the warrants as authorized by us.

  Our common stock is quoted on the NASDAQ SmallCap Market under the symbol
ESAF.

  The shares of common stock being offered by this prospectus are highly speculative and involve a high degree of risk. We urge you to read the "Risk Factors" section of this prospectus beginning on page 2 which describes the specific risks associated with an investment in our company as well as with these particular securities.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is March   , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   2
Special Note Regarding Forward Looking Statements..........................   5
Use of Proceeds............................................................   5
Selling Stockholders.......................................................   6
Description of Capital Stock...............................................   7
Shares Eligible for Future Sale............................................  10
Plan of Distribution.......................................................  11
Where You Can Find More Information........................................  12
Documents Incorporated By Reference........................................  12
Legal Matters..............................................................  13
Experts....................................................................  13


                              PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus or incorporated in this prospectus by reference. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 2.

  We design, develop and market a variety of data and network security software products. These products use biometric technologies to more securely and conveniently identify and authenticate users on personal computers, workstations, the Internet and servers in networked computer systems. Biometric technologies identify computer users by electronically capturing a specific biological characteristic of an individual, such as a fingerprint, voice or facial shape, and creating a unique digital identifier from that characteristic. That identifier is then matched against users seeking access to information and transactions.

  We were organized on October 23, 1991 and were the surviving corporation following the completion of a merger on February 20, 1992 with Topsearch, Inc., a publicly traded company. Our principal executive office is located at 18650 N.E. 67th Court, Suite 210, Redmond, Washington 98052 and our telephone number is (425) 881-6766.

                                 RISK FACTORS

  The shares of common stock being offered by this prospectus are highly speculative and involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in these securities.

  We have accumulated significant losses since we started doing business and may not be able to generate significant revenues or any net income in the future.

  We may continue to accumulate losses. We have accumulated net losses of approximately $55.6 million on revenue of $11.7 million from our inception through September 30, 2000. We have funded our operations through issuances of debt and equity securities to investors and may not be able to generate a positive cash flow.

  Our failure to obtain the substantial equity financing we need for our operations on acceptable terms, or at all, would severely impact our ability to run our business and may result in the discontinuance of our operations.


  If we cannot raise the financing we need for our operations on acceptable terms, or at all, we would experience severe financial and operating difficulties and may need to discontinue our operations. We are presently considering a financing involving the issuance of equity securities (on an as converted basis) representing 30% of the voting power of our company at a discount to market and warrants to purchase additional shares at a premium to such price. The completion of this proposed financing may result in substantial dilution of the equity ownership of our existing stockholders.

  Our success depends on significant growth in the biometrics market and on broad acceptance of products in this market.

  Because almost all of our revenues will come from the sale of products that use biometric technologies, our success will depend largely on the expansion of markets for biometric products domestically and internationally. Even if use of biometric technology gains market acceptance, our products may not achieve sufficient market acceptance to ensure our viability. We cannot accurately predict the future growth rate of this industry or the ultimate size of the biometric technology market.

  Because they own approximately 66% of SAFLINK, a few stockholders will be able to significantly influence our affairs.

  Given that RMS Limited Partnership, Home Shopping Network, Inc., Jotter Technologies Inc., and Francis M. Santangelo own 65.8% of our common stock they are able to significantly influence the vote on those corporate matters to be decided by our stockholders. Two of these stockholders, RMS and Mr. Santangelo, are parties to a voting agreement which governs the parties' voting arrangements and further affects their influence over our corporate matters.

  Nasdaq could terminate the listing of our common stock on the Nasdaq SmallCap Market if we fail to comply with Nasdaq's eligibility and maintenance requirements. This delisting could affect the price of our common stock, the ability of holders to sell their stock, and our ability to raise funds in the future.

  We may not be in compliance with the Nasdaq SmallCap Market's eligibility and maintenance requirements relating to minimum bid price and, absent completion of a financing, expect not to be in compliance with the Nasdaq Small Cap Market's eligibility and maintenance requirements relating to tangible net worth in the near future. Given this status, if we are unable to raise additional equity financing, and increase the trading price of our stock, our common stock may be delisted from the Nasdaq SmallCap Market. If this were to happen, it would adversely affect:

  .  the share price of our common stock;

  .  the ability of the holders of our common stock to sell their securities;
     and

  . our ability to raise additional funds, especially by means of a stock sale.

  We may not be able to compete with our competitors with greater financial and technical resources and greater ability to respond to market changes.

  We may not be able to compete successfully in our markets against our competitors. We will face intense competition in both the biometric software and Internet toolbar markets. Many of our competitors, such as BioNetrix, Digital Persona, Inc., American Biometrics Company, Identix Inc., Keyware, Inc., I/O Software, Inc. and Gator.com have greater resources than we do. In addition, there are smaller competitors that may be able to respond more rapidly to changes in the market. Our competitors may also be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or devote greater resources to the promotion and sale of their products.

  We depend on attracting and retaining skilled employees, which may be difficult due to the competitive employment market.

  If we lose any of our key, highly skilled technical, managerial and marketing personnel due to the intense competition in the technology industry, our operations may suffer. The success of our company will depend largely upon our ability to hire and retain such personnel.

  We may not be able to find attractive acquisition candidates as part of our growth strategy and even if we do, may not be able to integrate acquired companies.

  We may not be able to identify acquisition targets and, if identified, we may not be able to complete transactions with these targets. We have undertaken a growth strategy that may include acquisitions of companies involved in related businesses, including e-commerce and the Internet. Our inability to identify and integrate acquisition targets may have a severe negative impact on our financial results and stock price. Even if acquisitions occur, we will face significant issues associated with integrating the new business segments. Acquisitions will place substantial demands on our management, working capital and financial and management control systems. We may not be successful in responding to these demands. Integration of some businesses may also require the combination of complex software technology, product lines and software development plans that may be technically incompatible or too costly or difficult to integrate into our business.

  There is a limited public market for our common stock and so our stockholders may not be able to sell their common stock easily or for a high price.

  There is a limited public market for the shares of our common stock and there is no certainty that an active trading market for our common stock will develop in the future. This means that you may not be able to sell your SAFLINK stock readily or at a profit. Our common stock has been listed on the Nasdaq SmallCap Market since April 27, 1993. From January 1, 1996 through January 2, 2001, our common stock's average daily trading volume on the Nasdaq SmallCap Market was approximately 79,800 shares.

  If the market price of our common stock continues to be volatile the value of your stockholdings may decline.

  Like many other technology companies, the market price of our common stock has been, and may continue to be, volatile, which means the value of your SAFLINK stock may fluctuate. Factors that are difficult to predict such as

  .  quarterly revenue,

  .  statements and ratings by financial analysts,

  .  overall market performance, and

  .  announcements by our competitors concerning new product developments contribute to volatility and may have a significant impact on the market price of our common stock.

  We are dependent on third parties for our product distribution and if these parties do not promote our products, we may not be able to generate revenue.

  If those third parties with whom we have business relationships to promote sales of our products, such as resellers, distributors and makers of complementary technology, do not actively promote our products, it will severely limit our ability to generate revenue. Some of these business relationships are formalized in agreements which can be terminated with little or no notice and may be subject to amendment. We cannot control the amount and timing of resources that these third parties devote to marketing activities on our behalf.

  We also may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

  In order to succeed, we will have to keep up with rapid technological change in the biometric technology and Internet markets.

  Our future success will depend upon our ability to keep pace with a changing marketplace and to integrate new technology into our software and introduce new products and product enhancements to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our products and services. More advanced or alternate technology employed by competitors and unavailable to us could give our competitors a significant advantage. It is possible that products and services developed by our competitors will significantly limit the potential market for our products and services or render our products and services obsolete. In addition, laws, rules, regulations or industry standards may be adopted which could materially adversely affect how we do business.

  We are not experienced in doing business outside the United States and the application of Canadian laws or regulations not previously applicable to our business may have a negative effect on the business.

  We will have to become familiar with doing business in Canada which is a new corporate and legal environment for us, and we may experience difficulties in this regard. Prior to the asset purchase transaction with Jotter Technologies Inc., we only had operations in the United States. Jotter, on the other hand, had a facility in Alberta, Canada, which now serves SAFLINK.

  If we lose current or future license rights to use the biometric technologies of third parties, our ability to compete with products that already include this technology will be substantially impaired and may be entirely precluded.

  If we lose our rights to use biometric identification and authentication software, specifically software used for identifying voice and facial features, our business may be negatively impacted. Biometric identification and authentication is a critical step for a company like ours which uses biological identifiers, like voice or fingerprints, to provide secure methods of access. Our rights may be terminated if we fail to pay our license fees, including minimum specified payments, or commit any other material breach of these agreements. We cannot assure you that we will not be in default under these agreements or that we will not fail to make the minimum royalty payments required.

  If the Internet is not accepted by consumers and businesses as a means to transact business, this may negatively impact our business.

  If the current popularity of the Internet and e-commerce does not last as a way to transact business, businesses may not wish to invest in technology like ours that uses biological identifiers to secure transactions. Because we are targeting the Internet to grow our business, a decline in the use and acceptance of the Internet for business purposes will negatively impact our revenues.

  Provisions in our certificate of incorporation may prevent a takeover of our company even if it is beneficial to stockholders.

  Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, which may adversely affect our common stockholders. We may issue shares of preferred stock without stockholder approval and upon terms and conditions, and having such rights, privileges and preferences, as the board of directors determines. Specifically, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of SAFLINK even if the acquisition would benefit stockholders.

  The Internet is not currently subject to much regulation, but this may change which may negatively impact our business.

  Although today there are relatively few laws governing Internet services, the application of new laws may negatively impact our business. Due to the increasing popularity of the Internet and online services, it is possible that a number of laws and regulations, specifically those relating to privacy, may be adopted with respect to the Internet.

  Shares eligible for future sale could adversely affect our ability to raise capital and the market price for our stock

  After this offering, there will be a large number of shares of our common stock outstanding and available for resale to the public, which could drive down the price of the common stock. Sales of shares of common stock in the public market or the perception that sales would occur could adversely affect the market price of our common stock. These sales or perceptions of possible sales could also impair our future ability to raise capital. In part, as a result of sales or the perception of the possibility of sales of common stock under this prospectus and the registration statement of which this prospectus is a part, the market price for our common stock is likely to be volatile. It is possible that this volatility will have an adverse effect on the market price of the common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of the Securities Act or the Securities Exchange Act. These forward-looking statements involve risks and uncertainties. Words such as "believe," "expect," "intend," "plan," "anticipate," "likely," "will," and similar expressions are intended to identify these forward-looking statements. Our actual results may differ significantly from the results discussed in these forward-looking statements.

  These forward-looking statements are subject to risks, uncertainties and occurrences which could cause actual results to differ materially from future results expressed or implied by the statements. See "Risk Factors" above and our periodic reports and other documents filed with the Securities and Exchange Commission for further discussions of some of the risks, uncertainties and other factors applicable to us, our business and the shares proposed to be sold by this prospectus.

                                USE OF PROCEEDS

  We will not receive any proceeds from any sales by the selling stockholders of common stock under this prospectus. If all the warrants to purchase the common stock covered by this prospectus are exercised in full, we would receive gross proceeds of $1,366,250. These amounts would be added to and used by us for working capital purposes, including for developing, testing, marketing and selling our products and services.

                             SELLING STOCKHOLDERS

  A total of 13,010,706 shares of common stock are being registered in this offering for the account of the selling stockholders.

  We issued 2,600,532 shares of common stock to Home Shopping Network Inc. in connection with the conversion of the Series A Preferred Stock into common stock. The shares issuable upon conversion of the Series A Preferred Stock are being registered under registration rights granted as part of the original issuance of the Series A Preferred Stock.

  We sold 666,667 shares of common stock to RMS Limited Partnership in April 1992. These shares are being registered under registration rights granted as part of such issuance.

  We issued 3,906,007 shares of common stock to RMS Limited Partnership in connection with the conversion of the Series D Preferred Stock into common stock. The shares issuable upon conversion of the Series D Preferred Stock are being registered under registration rights granted as part of the original issuance of the Series D Preferred Stock.

  We issued warrants to purchase up to 25,000 shares of common stock to Carr America Realty Corporation as partial consideration for entering into a lease with its affiliate, Carr Redmond Corporation. These warrants are exercisable at a price of $3.00 per share at any time from time to time through May 31, 2005. The shares underlying these warrants are being registered under registration rights granted as part of the original issuance of these warrants.

  We issued warrants to purchase up to 100,000 shares of common stock as partial consideration for the development and licensing of certain products with Anovea, Inc. These warrants are exercisable at a price of $2.00 per share at any time from time to time through September 18, 2005. The shares underlying these warrants are being registered under registration rights granted as part of the original issuance of these warrants.

  We issued warrants to purchase up to 250,000 shares of common stock as partial consideration for licensing certain products from Solthree Software Corporation. These warrants are exercisable at a price of $2.19 per share at any time from time to time through July 31, 2005. The shares underlying these warrants are being registered under registration rights granted as part of the original issuance of these warrants.

  We issued warrants to purchase up to 362,500 shares of common stock to six lenders as partial consideration for $1,450,000 of bridge financing. These warrants are exercisable at a price of $1.50 per share at any time from time to time through November 30, 2005. The shares underlying these warrants are being registered under registration rights granted as part of the original issuance of these warrants.

  We issued 5,100,000 shares of common stock as partial consideration in the asset purchase transaction with Jotter Technologies Inc. These shares are being registered under registration rights granted as part of the original issuance of these shares.

  The table below presents information about persons for whom we are registering the shares for resale to the public. The shares being registered under the registration statement of which this prospectus is a part will be sold, if at all, by the selling stockholders listed below:

                                                               Shares of Common
                                                                     Stock
                                                              To Be Beneficially
                                                                     Owned
                          Shares of Common                    After The Offering
                          Stock Owned Prior Number of Shares ---------------------
  Selling Stockholders    To This Offering   Being Offered     Amount   Percentage
  --------------------    ----------------- ---------------- ---------- ----------
Home Shopping Network
 Inc. (1)...............      2,600,532        2,600,532      2,600,532     8.3%
RMS Limited Partnership
 (1)....................     11,927,312        4,572,674     11,927,312    38.2%
Carr America Realty Cor-
 poration (2)...........         25,000           25,000         25,000       *
Anovea, Inc.............        100,000          100,000        100,000       *
Solthree Software Corpo-
 ration.................        250,000          250,000        250,000       *
Jotter Technologies Inc.
 (3)....................      5,100,000        5,100,000      5,100,000    16.3%
Chris Bonang (4)........          6,250            6,250          6,250       *
PCE Defined Benefit Plan
 (4)....................          6,250            6,250          6,250       *
Forum Partners (4)......         37,500           37,500         37,500       *
Robert Klein, M.D. (4)..         25,000           25,000         25,000       *
SDS Merchant Fund, LP
 (4)....................        250,000          250,000        250,000       *
F. Berdon & Co., L.P.
 (4)....................         37,500           37,500         37,500       *

--------
*  Less than one percent.

(1) Home Shopping Network Inc. and RMS Limited Partnership have been majority stockholders of SAFLINK since April 1992. In addition, Robert Rosenblatt, who currently serves as Chief Operating Officer of Home Shopping Network, is a director of SAFLINK. Home Shopping Network distributed SAFLINK's SAFtyLatch product from April 1999 through December 2000.
(2) SAFLINK entered into a five-year lease on May 18, 2000, with Carr Redmond Corporation, an affiliate of Carr America Realty Corporation, for the premises located at 18650 N.E. 67th Court, Suite 210, Redmond, WA 98052.
(3) On December 15, 2000, SAFLINK entered into an asset purchase agreement with Jotter Technologies Inc., under which SAFLINK agreed to purchase substantially all of Jotter Technologies Inc.'s assets in exchange for 5,100,000 shares of SAFLINK common stock and an unsecured promissory note for $1,700,000. As a result of this transaction, Jotter is one of the three largest stockholders of SAFLINK.
(4) On November 13, 2000, SAFLINK issued 362,500 warrants in conjunction with the receipt of $1,450,000 of bridge funding.

                         DESCRIPTION OF CAPITAL STOCK

  The description of our capital stock is subject to Delaware law and to provisions contained in our amended certificate of incorporation and amended bylaws. Copies of our certificate of incorporation and bylaws have been filed as exhibits to the documents incorporated by reference into this prospectus. You should refer to those documents for a more detailed description of the provisions summarized below.

  As of January 17, 2001, our authorized capital stock consisted of:

  . 1,000,000 shares of preferred stock, of which no shares are issued and outstanding, and

  . 50,000,000 shares of common stock, of which 31,206,680 shares are issued and outstanding after giving effect to the 5,100,000 shares issuable pursuant to the Jotter Technologies asset purchase agreement.

  Of the authorized but unissued shares of common stock as of January 17, 2001:

  . an aggregate of 3,220,717 shares of common stock are reserved for issuance upon the exercise of options granted or which may be granted under the 1992 Stock Incentive Plan;

  . an aggregate of 414,248 shares of common stock are reserved for issuance upon the exercise of options granted to certain directors, officers, consultants and employees outside of the 1992 Stock Incentive Plan; and

  . 1,271,104 shares of common stock are reserved for issuance upon the exercise of outstanding warrants.

Common Stock

  Each holder of issued and outstanding shares of common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

  Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock.

  Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

  All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Preferred Stock

  We are authorized to issue up to 1,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Our board of directors is authorized to fix the voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights and preferences of the preferred stock without stockholder approval. Our board of directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of SAFLINK.

Warrants

  We have issued warrants which entitle their holders to purchase up to an aggregate of 1,271,104 shares of common stock at exercise prices of $1.50 to $15.83 per share. The warrants are exercisable at any time and from time to time for a period of three to five years from the date of issuance. There is no separate market for these warrants. The warrants may be exercised, either in whole or in part, from time to time.

  The number of shares of common stock issuable upon exercise of the warrants, and the exercise price, are subject to adjustment. Circumstances that would require an adjustment include:

  . the payment by us of dividends on shares of our junior securities payable in shares of common stock;

  . subdivisions, combinations and certain reclassifications of common stock;

  . the distribution to all holders of common stock, debt securities or assets (other than cash dividends) or rights to warrants to subscribe for or purchase any security (subject to certain exceptions); and

  . the issuance of shares of common stock or rights or warrants to acquire shares of common stock to all holders of common stock, for a consideration per share less than the exercise price of the warrant then in effect.

  We may, from time to time, at our discretion reduce the exercise price of the warrants.

The Delaware Business Combination Act

  Section 203 of the Delaware General Corporation Law imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder or an affiliate or associate of the corporation unless:

  . the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming one before its occurrence;

  . upon consummation of the transaction resulting in a person becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and some employee stock plans); or

  . the business combination is approved by (a) the board of directors of the corporation and (b) holders of at least 66 2/3% of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders on or after an interested stockholder becomes one.

  The term business combination is defined generally to include mergers or consolidations of the corporation or its majority-owned subsidiary, sales, leases or other transfers or dispositions of the assets or stock of the corporation or its majority-owned subsidiary and transactions which increase an interested stockholder's percentage ownership of stock of the corporation or its majority owned subsidiary.

  Section 203 applies to corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by this legislation. We are therefore subject to Section 203.

Director and Officer Liability Provisions

  Our certificate of incorporation contains a provision which eliminates the personal liability of directors, in their capacities as our directors to us or our stockholders for monetary damages for a breach of fiduciary duty as a director to the extent permitted by Delaware law. The provision in our certificate of incorporation does not change a director's duty of care, but it does authorize us to eliminate monetary liability for some violations of that duty, including violations based on grossly negligent business decisions which may include decisions relating to attempted changes of control of SAFLINK. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, in some circumstances equitable remedies may not be available as a practical matter. The provision in our certificate of incorporation in no way affects a director's liability under the federal securities laws. In addition, our bylaws indemnify our past and current directors and officers for, and provides advancements for all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, because he is or was a director or officer of SAFLINK.

Possible Effect of Certain Provisions of Our Charter Documents and Delaware
Law

  It is possible that our ability to issue preferred stock and the provisions of Section 203 of the Delaware General Corporation Law may discourage other persons from making a tender offer for or acquisitions of substantial amounts of our common stock. This could have the incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of our common stock which often result from actual or rumored takeover attempts. In addition, the limited liability provisions in our certificate of incorporation concerning directors and the indemnification provisions in our bylaws concerning directors and officers may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though the action, if successful, might otherwise have benefited us and our stockholders. Furthermore, a stockholder's investment in SAFLINK may be adversely affected if costs of settlement and damage awards against our directors and officers are paid by us under the indemnification provisions contained in our bylaws described above.

Transfer Agent

  The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91201.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Holders of substantially all of our 31,206,680 outstanding shares of common stock (after giving effect to the 5,100,000 shares issuable to Jotter Technologies pursuant to the asset purchase agreement) as of January 17, 2001 may sell their shares publicly or have the right to require registration of their shares to permit public sales. As of January 17, 2001, holders of substantially all of the approximately 1,271,104 shares of common stock issuable upon the exercise of outstanding warrants may sell those shares publicly or have the right to require registration of the shares to permit public sale.

  Furthermore, as of January 17, 2001, we had previously granted and there were outstanding and unexercised under our 1992 Stock Incentive Plan, options to purchase an aggregate of approximately 2,303,147 shares of common stock. In addition, there are approximately 917,570 shares of common stock available for future grants of options under this plan. These shares of common stock will be eligible for sale by their holders to the general public without further registration or compliance with the requirements of Rule 144, except that our affiliates must comply with the volume limitations of Rule 144. In addition, as of January 17, 2001 we had previously granted outside of the 1992 Stock Incentive Plan options to purchase an aggregate of approximately 414,248 shares of common stock to certain directors, officers, consultants and employees.

  If any of the shares of common stock mentioned above were sold, whether under a registration statement, through a transaction undertaken in compliance with Rule 144 or through another transaction, the public market, if any, of our common stock could be adversely affected.

Rule 144

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 312,067 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq SmallCap Market System during the four calendar weeks preceding the filing of a notice on Form 144 concerning the sale.

  Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not considered to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. Therefore, unless otherwise restricted, these shares may be sold immediately.

                             PLAN OF DISTRIBUTION

  The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. References in this plan of distribution to "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq SmallCap Market, or in private sales at negotiated prices. The shares may be sold by one or more of the following methods of sale, at market prices prevailing at the time of sale, or at negotiated prices:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  .  in privately negotiated transactions.

  If required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In addition, in the event that a selling stockholder notifies us that a donee or pledgee intends to sell shares, we will file a supplement to this prospectus. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions (to the extent not prohibited by Section 16(c) of the Securities Exchange Act of 1934). The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

  In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. SAFLINK Corporation will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

  The selling stockholders and any underwriter, broker-dealer or agent who participates in the distribution of such shares may be underwriters under the Securities Act of 1933, and any discount, commission or concession they receive may be deemed an underwriting discount or commission under the Securities Act of 1933.

  In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.

  At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

  This material can also be read at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  . SAFLINK's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 22, 2000;

  . SAFLINK's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the SEC on May 15, 2000;

  . SAFLINK's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the SEC on August 14, 2000;

  . SAFLINK's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed with the SEC on November 14, 2000;

  .  SAFLINK's Current Report on Form 8-K, filed with the SEC on April 27,
     2000;

  . SAFLINK's Current Report on Form 8-K, filed with the SEC on September 26, 2000;

  . SAFLINK's Current Report on Form 8-K, filed with the SEC on January 2, 2001; and

  . The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on October 19, 1992.

  We will provide any of the documents incorporated into this prospectus by reference without charge to each person to whom this is delivered upon the request of such person to: Chief Financial Officer, SAFLINK Corporation, 18650 N.E. 67th Court, Suite 210, Redmond, WA 98052, (425) 881-6766.

  This prospectus is a part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus and in the documents incorporated by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

  The validity of the issuance of the common stock covered by this prospectus will be passed upon for SAFLINK by Baker & McKenzie, Washington, D.C., counsel for SAFLINK in this transaction.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance in Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The consolidated financial statements of Jotter Technologies, Inc. and subsidiary, and Predecessor, as of December 31, 1998 and 1999 and for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG LLP covering the consolidated financial statements of Jotter Technologies, Inc. and subsidiary, and Predecessor, as of December 31, 1998 and 1999 and for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999 contains an explanatory paragraph that states that Jotter's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              SAFLINK CORPORATION

                       13,010,706 Shares of Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               ----------------

                                MARCH  , 2001

                               ----------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee................... $ 1,822
Nasdaq listing fee....................................................  17,500
Accounting fees and expenses..........................................   5,000*
Legal fees and expenses...............................................  30,000*
Miscellaneous.........................................................   5,000*
                                                                       -------
  Total............................................................... $59,322*
                                                                       =======

--------
*  Estimated.

  None of the expenses of issuance and distribution of the shares to the selling stockholder is to be borne by the selling stockholder.

Item 15. Indemnification of Directors and Officers.

  Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only if the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an Agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL. Article Ninth of our Certificate of Incorporation and Article VI of our Bylaws entitles our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL.
Article VI of our Bylaws allows us to purchase insurance for the benefit of our officers and directors.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (including certain unlawful dividends or stock repurchases); or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of our Certificate of Incorporation provides that none of our directors shall have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases); or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring before the effective time of such amendment.

  We provide insurance from commercial carriers against certain liabilities incurred by our directors and officers.

Item 16. Exhibits.

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Asset Purchase Agreement, dated as of December 15, 2000, by and between SAFLINK Corporation ("SAFLINK") and Jotter Technologies Inc.
         (incorporated by reference to Exhibit 2.1 of SAFLINK's Current Report on Form 8-K, filed on January 2, 2001).

   3.1 Articles of Incorporation, as amended to date, of SAFLINK (incorporated by reference to Exhibit 3.1 of SAFLINK's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

   3.2   By-laws of SAFLINK (incorporated by reference to Exhibit 3.3 of
         SAFLINK's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1991).

   3.3 Certificate of Amendment to Certificate of Incorporation of SAFLINK, dated as of July 2, 1996 (incorporated by reference to Exhibit 3.3 of SAFLINK's Annual Report on Form 10-K for the fiscal year ended December
         31, 1996).

   3.4 Certificate of Amendment to Certificate of Incorporation of SAFLINK, dated as of May 26, 1998 (incorporated by reference to Exhibit 3.4 of SAFLINK's Annual Report on Form 10-K for the fiscal year ended December
         31, 1998).

   3.5 Certificate of Amendment to Certificate of Incorporation of SAFLINK, dated May 20 1999.*

   3.6 Certificate of Amendment to Certificate of Incorporation of SAFLINK, dated as of November 10, 1999 (incorporated by reference to Exhibit
         3.1.1 of SAFLINK's Quarterly Report on Form 10-Q for the period ended
         September 30, 1999).

   4.3   Subscription Agreement by and between SAFLINK and Home Shopping
         Network Inc., dated April 28, 1992.*

 Exhibit
   No.                                 Description
 -------                               -----------
   4.4   Subscription Agreement by and between SAFLINK and RMS Limited
         Partnership dated November 9, 1999 (incorporated by reference to
         Exhibit 10 of SAFLINK's Form 8-K filed on Novemer 12, 1999)

   4.5   Warrant issued to Carr Redmond Corporation, dated May 18, 2000.*

   4.6   Warrant issued to Anovea, Inc., dated September 18, 2000.*

   4.7   Warrant issued to Solthree Software Corporation, dated July 25, 2000.*


   4.8   Form of Warrant issued to Bridge Lenders, dated November 13, 2000.

   5.1   Opinion of Baker & McKenzie regarding legality of shares.

  23.1   Consent of Ernst & Young LLP*

  23.2   Consent of KPMG LLP*

  24.1 Power of Attorney (included in the signature page of this registration statement)*

* Previously Filed

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

  . to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    . to include any prospectus required by Section 10(a)(3) of the Securities Act;

    . to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    . to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  . that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  . to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Redmond, Washington, on March 19, 2001.

                                          SAFLINK Corporation

                                                 /s/ Jeffrey P. Anthony
                                          By: _________________________________
                                                     Jeffrey P. Anthony
                                               President and Chief Executive

                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                     Date
              ---------                          -----                     ----

      /s/ Jeffrey P. Anthony           Chairman, President, Chief      March 19, 2001
______________________________________ Executive Officer and
          Jeffrey P. Anthony           Director


      /s/ James W. Shepperd            Chief Financial Officer         March 19, 2001
______________________________________ (Principal Financial
          James W. Shepperd            Officer and Principal
                                       Accounting Officer)

                     *                 Director                        March 19, 2001
--------------------------------------
          Hector J. Alcalde

                                       Director

--------------------------------------
          Frank M. Devine

                *                      Director                        March 19, 2001

-------------------------------------
          Robert J. Rosenblatt

                *                      Director                        March 19, 2001
--------------------------------------
          Francis R. Santangelo

         /s/ Glenn Argenbright         Director                        March 19, 2001
--------------------------------------
          Glenn Argenbright

         /s/ Robert Smibert            Director                        March 19, 2001
--------------------------------------
          Robert Smibert

*By Power of Attorney:
/s/ James W. Shepperd
---------------------
James W. Shepperd
Attorney-in-Fact